SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

April 1, 2005 (March 28, 2005)

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-7940	76-0466193
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

808 Travis Street, Suite 1320 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 780-9494

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 29, 2005, the Board of Directors of Goodrich Petroleum Corporation (the “Company”) approved a special grant of restricted stock and stock options to certain officers and employees of the Company, pursuant to the Company’s shareholder approved equity compensation plans. Included in the grant was an option to purchase 150,000 shares of the Company’s common stock awarded to the Company’s non-executive Chairman, Patrick E. Malloy, III. The stock option granted to Mr. Malloy is exercisable over a ten year period at an exercise price of $19.78 per share, which is equal to the closing price of the Company’s common stock on the New York Stock Exchange on March 29, 2005. The form of option grant is filed as Exhibit 10.1 to this Form 8-K. Also included in the grant were 70,500 restricted shares of the Company’s common stock which were awarded to certain officers and employees of the Company. The restricted stock shares will vest ratably over a three year period and are conditioned upon the recipients remaining as employees of the Company. Of the 70,500 restricted shares, a total of 36,000 shares were awarded to the Company’s five executive officers as follows: Walter G. Goodrich, 12,000 shares; Robert C. Turnham, Jr., 10,000 shares; Mark E. Ferchau, 6,000 shares, D. Hughes Watler, Jr., 4,000 shares; and James B. Davis, 4,000 shares. The remaining 34,500 shares were awarded to other officers and employees of the Company, including 20,000 shares which are presently undesignated and are available for issuance to existing or future employees. The form of restricted stock award is filed as Exhibit 10.2 to this Form 8-K.

Item 2.02. Results of Operations and Financial Condition

The Company issued a press release on March 28, 2005 reporting its fourth quarter 2004 financial and operating results. The Company is furnishing the press release as Exhibit 99.1 to this Form 8-K. Except as stated in the following paragraph, in accordance with General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the Company is furnishing the information included in the press release under this Item 2.02. Therefore, except as stated in the following paragraph, the information in the attached press release is not deemed “filed” under Section 18 of the Securities and Exchange Act of 1934, as amended, nor is it deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

The following information included in the press release is deemed filed under Section 18 of the Securities and Exchange Act of 1934, as amended:

•	Cotton Valley Trend Update. The Company has drilled 18 wells to date in the Cotton Valley Trend of East Texas and North Louisiana with a 100% success rate. As of the date of this report, fifteen of the wells are online and producing, with three additional wells drilled, logged and waiting on completion. The Company has four rigs currently operating in the Trend with a fifth rig due in early to mid-April. The Company is currently negotiating for a sixth rig, and could expand its capital expenditure budget further with additional rigs. The Company’s independent reservoir engineering firm, Netherland Sewell & Associates, Inc. assigned net proved reserves to the Company in the Cotton Valley Trend of 43.6 Bcf as of December 31, 2004 estimated with 14 proved developed and 40 proved undeveloped locations. The Company has continued to expand its position in the Cotton Valley Trend and currently has approximately 48,000 gross (43,000 net) acres.

•	South Louisiana Update. As of the date of this report, the Company is currently drilling two wells in the Burrwood/West Delta Field and an exploratory well on its Port Hudson Prospect in East Baton Rouge Parish. During the first quarter of 2005, the Company’s initial well on the Tunney prospect in the Burrwood/West Delta field went off production from the initial zone and has recently been recompleted in two sands in a dual completion. The Company owns a blended 40% working interest in the well and production has been initiated.

As a result of the temporary cessation of production from the Tunney well, and weather-related and pipeline connection delays in the Cotton Valley trends, net production volumes from continuing operations for the first quarter 2005 is anticipated to be approximately 10% lower than the 2.18 billion cubic feet equivalent we reported for the fourth quarter 2004.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Stock Option Grant
10.2	Form of Restricted Stock Award
99.1	Press release issued March 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION
(Registrant)

/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.
Senior Vice President &
Chief Financial Officer

Dated: April 1, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Stock Option Grant
10.2	Form of Restricted Stock Award
99.1	Press release issued March 28, 2005